Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 19 to Registration Statement No. 333-148419 on Form N-6 and Amendment No. 37 to Registration Statement No. 811-03915 on Form N-6 of our report dated February 24, 2022, relating to the financial statements and financial highlights of each of the Subaccounts comprising CMFG Variable Life Insurance Account, appearing in the Statement of Additional Information, which is a part of such Registration Statement. We also consent to the reference to us under the heading "Experts” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 20, 2022